Exhibit 99.1

March 26, 2014

FOR IMMEDIATE RELEASE

Contacts:
Alan Greer	Tamera Gjesdal	Cynthia Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
BB&T Investor Relations	BB&T Investor Relations	BB&T Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1478
agreer@bbandt.com	tgjesdal@bbandt.com	cynthia.williams@bbandt.com

BB&T announces Federal Reserve’s response to its CCAR capital plan

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today announced that the Board of Governors of the Federal Reserve System (Fed) accepted its capital plan and did not object to its proposed capital actions, which include a recommendation for a conservative increase in the quarterly common stock dividend to begin in the second quarter of 2014. The capital plan also includes a recommendation to distribute capital in the form of dividends payable to current preferred stockholders.

“BB&T is very pleased to move forward with our capital plan to increase our common dividend and continue to distribute preferred dividends,” said Chairman and Chief Executive Officer Kelly King. “BB&T remains committed to rewarding our shareholders with a strong long-term return on their investment.”

BB&T submitted its capital plan, approved by its board of directors, to the Federal Reserve, FDIC and the State of North Carolina Commissioner of Banks in January 2014 as part of the Comprehensive Capital Analysis and Review of 30 bank holding companies. BB&T’s board of directors is expected to consider the company’s quarterly common stock dividend and distribution of capital to preferred shareholders at its next scheduled meeting on April 29, 2014.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $183.0 billion in assets and market capitalization of $26.4 billion, as of December 31, 2013. Based in Winston-Salem, N.C., the company operates 1,825 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates, and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

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